Exhibit 99.1

NEWS RELEASE

Contact:

Lisa Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

FOR IMMEDIATE RELEASE

BioScrip announces EXTENSION OF EXPIRATION DATE OF EXCHANGE OFFER FOR ITS 8.875% SENIOR NOTES DUE 2021

Elmsford, NY – June 10, 2015 – BioScrip®, Inc. (NASDAQ: BIOS) (“BioScrip”), today announced the extension of the expiration date of its offer (the “Exchange Offer”) to exchange up to $200,000,000 in aggregate principal amount of 8.875% Senior Notes due 2021 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal aggregate principal amount of its outstanding 8.875% Senior Notes due 2021 (the “Old Notes”) that were originally issued on February 11, 2014, in a transaction exempt from registration under the Securities Act. The terms and conditions of the Exchange Offer are set forth in the Prospectus dated May 7, 2015 (the “Prospectus”) and the related Letter of Transmittal (the “Letter of Transmittal”).

The Exchange Offer, previously set to expire at 5:00 p.m., New York City time, on June 9, 2015, will now expire at 5:00 p.m., New York City time, on June 16, 2015, unless further extended or earlier terminated.

Except for the extension described above, all other terms and conditions of the Exchange Offer remain unchanged. The extension of the Exchange Offer has been made to allow all qualifying holders of outstanding Old Notes who have not yet tendered their Old Notes for exchange to do so. As of 5:00 p.m., New York City time, on June 9, 2015, approximately $199,725,000 in aggregate principal amount, or approximately 99.8625%, of the Old Notes had been validly tendered for exchange and not withdrawn.

This press release is neither an offer to purchase, nor a solicitation for acceptance of an offer to sell, any securities. The Company is making the Exchange Offer only by, and pursuant to the terms of, the Prospectus and the related Letter of Transmittal.  The complete terms and conditions of the Exchange Offer are set forth in the Prospectus and the Letter of Transmittal.  Holders are urged to read these documents carefully.

About BioScrip, Inc.

BioScrip, Inc. is a leading national provider of infusion and home care management solutions. BioScrip partners with physicians, hospital systems, skilled nursing facilities, healthcare payors, and pharmaceutical manufacturers to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by clinical excellence, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves. BioScrip provides its infusion services from over 70 locations across 28 states.